Exhibit 3.a

Certificate of Incorporation

of

Opportunity Acquis Corp.

1.     Corporate Name. The name of the Corporation is:      Opportunity Acquis Corp.

2.     Registered Office and Registered Agent. The address of its registered office in the State of Delaware is: 903 Clydesdale Drive, in the town of Bear, county of New Castle, State of Delaware, 19701. The name of its registered agent at such address is Christine B. Crossan.

3.     Nature of Business. The nature of the business to be conducted or promoted is: to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of Delaware.

4.     Capital Stock.

(a)     Authorized Shares of Capital Stock. The total number of shares of all classes of capital stock which the Corporation shall have authority to issue is five hundred twenty-five million (525,000,000), of which:

(i)     five hundred million (500,000,000) shares shall be Common Stock, par value of $0.00001 per share (the “Common Stock”); and

(ii)     twenty-five million (25,000,000) shares shall be Preferred Stock, par value of $0.001 per share (the “Preferred Stock”).

(b)     Common Stock. The following is a statement of the designations and the powers, privileges and rights, and the qualifications, limitations or restrictions thereof in respect of the Common Stock of the Corporation:

(i)     Dividends. Subject to the preferential dividend rights, if any, applicable to shares of Preferred Stock, the holders of shares of Common Stock shall be entitled to receive only such dividends as may be declared by the Board of Directors.

(ii)     Liquidation. In the event of any voluntary or involuntary liquidation, dissolution or winding up of the Corporation, after distribution in full of the preferential amounts to be distributed to the holders of shares of Preferred Stock, the holders of shares of Common Stock shall be entitled, ratably, in proportion to the number of shares held by them, to receive all of the remaining assets of the Corporation available for distribution to holders of Common Stock.

(iii)     Voting Rights. Except as otherwise required by law or as otherwise provided in any Preferred Stock Designation, the holders of Common Stock shall exclusively possess all voting power and each share of Common Stock shall have one vote.

(iv)     Conversion. The holders of Common Stock shall have no conversion rights.

(c)     Preferred Stock. The following is a statement of the designations and the powers, privileges and rights, and the qualifications, limitations or restrictions thereof in respect of the Preferred Stock of the Corporation:

(i)     Shares of Preferred Stock may be issued from time-to-time in series or otherwise and the Board of Directors is hereby authorized, subject to the limitations provided by law, to establish and designate (a “Preferred Stock Designation”) series, if any, of the Preferred Stock, to fix the number of shares constituting any such series, and to fix the voting powers, designations, and relative, participating, optional, conversion, redemption and other rights of the shares of Preferred Stock or series thereof, and the qualifications, limitations and restrictions thereof, and to increase and to decrease the number of shares of Preferred Stock constituting any such series. The authority of the Board of Directors with respect to shares of Preferred Stock or any series thereof shall include but shall not be limited to the authority to determine the following:

I.     The designation of any series;

II.     The number of shares initially constituting any such series;

III.     The rate or rates and the times at which dividends on the shares of Preferred Stock or any series thereof shall be paid, and whether or not such dividends shall be cumulative, and, if such dividends shall be cumulative, the date or dates from and after which they shall accumulate;

IV.     Whether or not shares of the Preferred Stock or series thereof shall be redeemable, and, if such shares shall be redeemable, the terms and conditions of such redemption, including but not limited to the date or dates upon or after which such shares shall be redeemable and the amount per share which shall be payable upon such redemption, which amount may vary under different conditions and at different redemption dates;

V.     The amount payable on the shares of Preferred Stock or series thereof in the event of the voluntary or involuntary liquidation, dissolution or winding up of the Corporation; provided, however, that the holders of such shares shall be entitled to be paid, or to have set apart for payment, not less than the par value of the Preferred Stock on a per share basis before the holders of shares of the Common Stock or the holders of any other class of stock ranking junior to the Preferred Stock as to rights on liquidation shall be entitled to be paid any amount or to have any amount set apart for payment; provided, further, that, if the amounts payable on liquidation are not paid in full, the shares of all series of the Preferred Stock shall share ratably in any distribution of assets other than by way of dividends in accordance with the sums which would be payable in such distribution if all sums payable were discharged in full;

VI.     Whether or not the shares of Preferred Stock or series thereof shall have voting rights, in addition to the voting rights provided by law, and, if such shares shall have such voting rights, the terms and conditions thereof, including but not limited to the right of the holders of such shares to vote as a separate class either alone or with the holders of shares of one or more other class or series of Preferred Stock and the right to have more than one vote per share;

VII.     Whether or not a sinking fund shall be provided for the redemption of the shares of Preferred Stock or series thereof, and, if such a sinking fund shall be provided, the terms and conditions thereof;

VIII.     Whether or not a purchase fund shall be provided for the shares of Preferred Stock or series thereof, and, if such a purchase fund shall be provided, the terms and conditions thereof;

IX.     Whether or not the shares of Preferred Stock or series thereof shall have conversion privileges, and, if such shares shall have conversion privileges, the terms and conditions of conversion, including but not limited to any provision for the adjustment of the conversion rate or the conversion price; and

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X.     Any other relative rights, preferences, qualifications, limitations and restrictions.

5.     Board of Directors. The Board of Directors of the Corporation shall consist of not more than seven (7) members.

The initial board of directors shall consist of two (2) members.

The name and mailing address of the persons who shall serve as the directors until the first annual meeting of the stockholders or until successors are elected and qualified are as follows:

Name:	Mailing Address:
Robert A. Lerman	20576 Linksview Circle Boca Raton, FL 33434

Kenneth B. Lerman	100 Pearl Street, 4th floor Hartford, CT 06103

6.     Duration of the Corporation. The Corporation is to have perpetual existence.

7.     Amendment of Certificate of Incorporation. The Corporation reserves the right to amend or repeal any provision contained in the Certificate of Incorporation, in the manner now or hereafter prescribed by statute, and all rights conferred upon a stockholder herein are granted subject to this reservation.

8.     Compromise with Creditors.     Whenever a compromise or arrangement is proposed between the Corporation and its creditors or any class of them and/or between the Corporation and its stockholders or any class of them, any court of equitable jurisdiction within the State of Delaware may, on the application in a summary way of the Corporation or of any creditor or stockholder thereof or on the application of any receiver or receivers appointed for the Corporation under Section 291 of the General Corporation Law or on the application of trustees in dissolution or of any receiver or receivers appointed for the Corporation under Section 279 of General Corporation Law order a meeting of the creditors or class of creditors, and/or of the stockholders or class of stockholders of the Corporation, as the case may be, to be summoned in such manner as the said court directs. If a majority in number representing three-fourths (3/4) in dollar value of the aggregate claims of the creditors or class of creditors, and/or of the stockholders or class of stockholders of the Corporation, as the case may be, agree to any compromise or arrangement and to any reorganization of the Corporation as a consequence of such compromise or arrangement, the said compromise or arrangement and the said reorganization shall, if sanctioned by the court to which the said application has been made, be binding on all the creditors or class of creditors, and/or on all the stockholders or class of stockholders, of the Corporation, as the case may be, and also on the Corporation.

9.     Indemnification. The Corporation shall have the power to indemnify any person who was or is a party or witness, or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding (including without limitation, an action, suit or proceeding by or in the right of the Corporation), whether civil, criminal, administrative or investigative (including a grand jury proceeding), by reason of the fact that he or she is or was: (a) a director or officer of the Corporation, or (b) an employee or agent of the Corporation and has signed a specific indemnification agreement identifying the person to be indemnified, in what capacity they are employed and the particular performance or act to be indemnified, or (c) serving at the request of the Corporation or any predecessor of the Corporation as a director or officer of another corporation, partnership, joint venture, trust or other enterprise (or in any similar position) to the fullest extent authorized or permitted by the General Corporation Law of Delaware and any other applicable law, as the same exists or may hereafter be amended (but, in the case of any such amendment, only to the extent that such amendment permits the Corporation to provide broader indemnification rights than said law permitted the Corporation to provide prior to such amendment), against expenses (including attorney’s fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him or her in connection with such action, suit or proceeding, or in connection with any appeal thereof if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the Corporation, and with respect to any criminal action or proceeding, had no reasonable cause to believe the person’s conduct was unlawful.

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Such right to indemnification shall include the right to payment by the Corporation of expenses incurred in connection with any such action, suit or proceeding in advance of its final disposition; provided, however, that the payment of such expenses incurred by any indemnified person in advance of the final disposition of such action, suit or proceeding shall be made only upon delivery to the Corporation of an undertaking, by or on behalf of such any indemnified person, to repay all amounts so advanced if it should be determined ultimately that such any indemnified person is not entitled to be indemnified under this Article 9 or otherwise.

Notwithstanding the foregoing, no indemnity shall apply to any director, officer, or other party indemnified by this Corporation and such director, officer or other such party shall be liable to the extent applicable and provided by applicable law: (i) for breach of the director's or officer's or other person’s duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or knowing violation of law, (iii) pursuant to Section 174 of the Delaware General Corporation Law, or (iv) for any transaction from which the director, officer or other such party derived an improper personal benefit.

No amendment to or repeal of this Article shall apply to or have any effect on the liability or alleged liability of any indemnified party of the Corporation for or with respect to any acts or omissions of such indemnified party occurring prior to such amendment or repeal.

10.     General Provisions. In furtherance and not in limitation of the powers conferred by the laws of the State of Delaware the following provisions are inserted for the management of the business and for the conduct of the affairs of the Corporation, and for further definition, limitation and regulation of the powers of the Corporation and of its directors and stockholders:

(a)     The Board of Directors shall have the power, without the assent or vote of the stockholders, to make, adopt, alter, amend, change, add to or repeal the by-laws of the Corporation as provided in the by-laws of the Corporation.

(b)     Elections of directors need not be by written ballot unless the By-Laws of the Corporation shall so provide.

(c)     The books of the Corporation may be kept at such place within or without the State of Delaware as the By-Laws of the Corporation may provide or as may be designated from time to time by the Board of Directors of the Corporation.

(d)     The Board of Directors in their discretion may submit any contract or act for approval or ratification at any annual meeting of the stockholders or at any meeting of the stockholders called for the purpose of considering any such act or contract, and any contract or act that shall be approved or be ratified by the vote of the holders of a majority of the stock of the Corporation which is represented in person or by proxy at such meeting and entitled to vote thereat (provided that a lawful quorum of stockholders be there represented in person or by proxy) shall be as valid and binding upon the Corporation and upon all the stockholders as though it had been approved or ratified by every stockholder of the Corporation, whether or not the contract or act would otherwise be open to legal attack because of directors’ interests, or for any other reason.

(e)     In addition to the powers and authorities hereinbefore or by statute expressly conferred upon them, the directors are hereby empowered to exercise all such powers and do all such acts and things as may be exercised or done by the Corporation; subject, nevertheless, to the provisions of the laws of Delaware, of this Certificate of Incorporation, and to any by-laws from time to time made by the stockholders; provided, however, that no by-law so made shall invalidate any prior act of the directors which would have been valid if such by-law had not been made.

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11.     Incorporator.      The name and mailing address of the incorporator is as follows:

Name:	Mailing Address:
Kenneth B. Lerman	100 Pearl Street, 4th floor Hartford, CT 06103

The undersigned, as the incorporator of Opportunity Acquis Corp., for the purpose of forming a corporation under the laws of the State of Delaware, does file and record this Certificate, and does certify that the facts herein stated are true, and have accordingly signed this certificate of incorporation on .

By:	/s/
Kenneth B. Lerman
The sole incorporator

Opp Acquis DE org 2015 (Cert of Inc DE Opp-Acquis 31-Aug-2015 v.1)

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